Exhibit 99.2

Rainier Acquisition Corporation Announces Closing of $75,000,000 Initial Public Offering

NEW YORK, August 28, 2026 – Rainier Acquisition Corporation (the "Company") announced today the closing of its initial public offering of 7,500,000 units consisting of one Class A ordinary share and one-quarter of one redeemable warrant at a price of $10.00 per unit. The offering generated gross proceeds to the Company of $75,000,000, before underwriting discounts and offering expenses. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The units began trading on the Nasdaq Capital Market on August 27, 2026 under the ticker symbol “RNAQU.” Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on The Nasdaq Capital Market under the symbols "RNAQ" and "RNAQW," respectively.

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on the global life sciences industries, including therapeutics, diagnostics, genomics, precision medicine, life science tools, research services, biomanufacturing, and related subsectors, although its efforts to identify a prospective target business will not be limited to any particular industry or geographical region. The Company's management team is led by Gbola Amusa, MD, CFA, Chief Executive Officer, and Guy Barudin, Chief Financial Officer.

Chardan acted as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,125,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Chardan, 1 Pennsylvania Plaza, Suite 4800, New York, New York 10119, or by email at: prospectus@chardan.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the "SEC") on August 26, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's search for an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Gbola Amusa, Chief Executive Officer

1 Pennsylvania Plaza, Suite 4800

New York, NY 10119

Tel.: (646) 465-9000

gamusa@rainier-acq.com